Exhibit 99.1
ALLIED WORLD REPORTS SECOND QUARTER 2008 OPERATING RESULTS; DECLARES
QUARTERLY DIVIDEND OF $0.18 PER COMMON SHARE
PEMBROKE, BERMUDA, August 7, 2008 - Allied World Assurance Company Holdings, Ltd (NYSE: AWH) today reported net income of $79.2 million, or $1.56 per diluted share, for the second quarter of 2008 compared to net income of $123.3 million, or $1.96 per diluted share, for the second quarter of 2007. Net income for the six months ended June 30, 2008 was $210.2 million, or $4.12 per diluted share, compared to net income of $237.2 million, or $3.81 per diluted share, for the first six months of 2007.
The company reported operating income of $83.2 million, or $1.64 per diluted share, for the second quarter of 2008 compared to operating income of $125.3 million, or $1.99 per diluted share, for the second quarter of 2007. Operating income for the six months ended June 30, 2008 was $211.2 million, or $4.14 per diluted share, compared to operating income of $245.7 million, or $3.95 per diluted share, for the first six months of 2007.
The company’s annualized net income return on average shareholders’ equity for three and six months ended June 30, 2008 was 13.8% and 18.9%, respectively. The company’s annualized operating return on average shareholders’ equity for the three and six months ended June 30, 2008 was 14.5% and 19.0%, respectively.
President and Chief Executive Officer Scott Carmilani commented, “Allied World has reported solid operating results despite the continued downturn in pricing in the insurance marketplace and the negative impact of worldwide catastrophes during the quarter. Our operating cash flows continue to be very strong, and we are reporting a 19% annualized operating return on equity for the first half of the year.”
Mr. Carmilani continued, “Although our revenue declined in this competitive environment, we continue to seek out strategic opportunities to better position ourselves assuming that the current state of the insurance marketplace will remain in place for the foreseeable future. To that end, we are very excited about our recently announced agreement to acquire Darwin Professional Underwriters. This transaction will significantly accelerate our expansion efforts for our U.S. specialty insurance operations by providing us with a well-regarded and complementary small account platform where we believe rates are less sensitive to swings in the market.”

Underwriting Results
Gross premiums written were $446.8 million in the second quarter of 2008, a 15.8% decrease compared to $530.5 million in the second quarter of 2007. For the six months ended June 30, 2008, gross premiums written totaled $843.7 million, a 12.9% decrease compared to $969.0 million in the first six months of 2007. This decrease in gross premiums written was the result of the non-renewal of business that did not meet our underwriting requirements (which included pricing and/or policy and contract terms and conditions), increased competition and decreasing rates for new and renewal business in each of our operating segments.
Net premiums written were $320.3 million in the second quarter of 2008, a 17.2% decrease compared to $386.6 million in the second quarter of 2007. For the six months ended June 30, 2008, net premiums written totaled $646.8 million, a 13.1% decrease compared to $744.4 million in the first six months of 2007. This decrease in net premiums written was due to lower gross premiums written and increased reinsurance utilization.
Net premiums earned in the second quarter of 2008 were $268.9 million, a 11.3% decrease compared to $303.1 million in the second quarter of 2007. For the six months ended June 30, 2008, net premiums earned totaled $541.9 million, a 8.1% decrease from net premiums earned of $589.7 million in the first six months of 2007. This decrease in net premiums earned was the result of lower net premiums written.
The combined ratio was 93.2% in the second quarter of 2008 compared to 80.0% in the second quarter of 2007. The loss and loss expense ratio was 66.2% in the second quarter of 2008 compared to 58.1% in the second quarter of 2007. During the second quarter of 2008, the company recorded net favorable reserve development on prior accident years of $39.8 million, a benefit of 14.8 percentage points to the company’s loss and loss expense ratio for the quarter. Of this net favorable development, $38.0 million was recognized in our casualty segment. The combined ratio for the six months ended June 30, 2008 was 85.6% compared to 79.9% for the first six months of 2007.
Absent prior year reserve adjustments, the loss and loss expense ratio related to the second quarter of 2008 was 81.0% compared to 68.8% for the second quarter of 2007. The increase in this ratio was due primarily to worldwide catastrophe loss activity experienced in our property and reinsurance segments. These catastrophe events include a June pipeline explosion in Western Australia where the company provides business interruption protection as part of its property coverage to large industrial businesses that depend on the natural gas produced through the pipeline, and the Midwestern United States floods where the company also provides general property and business interruption coverages.

The company’s expense ratio was 27.0% for the second quarter of 2008 compared to 21.9% for the second quarter of 2007. The expense ratio was 26.3% for the six months ended June 30, 2008 compared to 21.9% for the six months ended June 30, 2007. As part of ongoing U.S. strategic initiatives, the company has significantly expanded its U.S. operations. Accordingly, the company’s average staff count increased through June 30, 2008 by approximately 13.3% from June 30, 2007, and the company also increased its expenditures for rent and related costs, professional fees and system improvements over the same period.
Investment Results
Net investment income in the second quarter of 2008 was $72.3 million, a decrease of 2.2% from the $73.9 million of net investment income in the second quarter of 2007. For the six months ended June 30, 2008, net investment income was $149.3 million, an increase of 1.8% over the $146.6 million of net investment income in the first six months of 2007.
During the second quarter of 2008, the company recorded net realized investment losses of $4.4 million compared to net realized investment losses of $1.5 million in the second quarter of 2007. The net realized losses included $25.9 million in other than temporary impairments offset by $20.9 million in net realized gains from the sale of securities and $0.6 million in net realized gains related to the mark-to-market of the company’s hedge fund investments. For the six months ended June 30, 2008, net realized investment losses were $0.9 million compared to net realized investment losses of $8.0 million in the first six months of 2007. The net realized losses included $37.3 million in other than temporary impairments and $11.9 million in net realized losses related to the mark-to-market of the company’s hedge fund investments offset by $48.3 million in net realized gains from the sale of securities.
Shareholders’ Equity
As of June 30, 2008, shareholders’ equity was $2.4 billion compared to $2.2 billion reported as of December 31, 2007. Diluted book value per share was $45.09 as of June 30, 2008 compared to $42.53 as of December 31, 2007.

Quarterly Dividend
Allied World announced today that its Board of Directors has declared a quarterly dividend of $0.18 per common share. The dividend will be payable on September 11, 2008 to shareholders of record on August 26, 2008.
Conference Call
Allied World will host a conference call on Friday, August 8, 2008 at 8:30 a.m. (Eastern Time) to discuss its second quarter 2008 financial results. The public may access a live webcast of the conference call at the “Investor Relations” section of the company’s website at www.awac.com. In addition, the conference call can be accessed by dialing 866-713-8395 (U.S. and Canada callers) or 617-597-5309 (international callers) and entering the passcode 88486726 approximately ten minutes prior to the call.
Following the conclusion of the presentation, a replay of the call will be available through Friday, August 22, 2008 by dialing (888) 286-8010 (U.S. and Canada callers) or (617) 801-6888 (international callers) and entering the passcode 49291441. In addition, the webcast will remain available online through Friday, August 22, 2008 at www.awac.com.
Financial Supplement
A financial supplement relating to the second quarter of 2008 will be available at the “Investor Relations” section of the company’s website at www.awac.com.

Non-GAAP Financial Measures
In presenting the company’s results, management has included and discussed in this press release certain non-GAAP financial measures within the meaning of Regulation G as promulgated by the U.S. Securities and Exchange Commission. Management believes that these non-GAAP measures, which may be defined differently by other companies, better explain the company’s results of operations in a manner that allows for a more complete understanding of the underlying trends in the company’s business. However, these measures should not be viewed as a substitute for those determined in accordance with generally accepted accounting principles (“GAAP”).
“Operating income” is an internal performance measure used by the company in the management of its operations and represents after-tax operational results excluding, as applicable, net realized investment gains or losses and foreign exchange gains or losses. The company excludes net realized investment gains or losses and net foreign exchange gains or losses from its calculation of operating income because the amount of these gains or losses is heavily influenced by, and fluctuates in part according to, the availability of market opportunities. The company believes these amounts are largely independent of its business and underwriting process and including them may distort the analysis of trends in its insurance and reinsurance operations. In addition to presenting net income determined in accordance with GAAP, the company believes that showing operating income enables investors, analysts, rating agencies and other users of its financial information to more easily analyze the company’s results of operations in a manner similar to how management analyzes the company’s underlying business performance. Operating income should not be viewed as a substitute for GAAP net income.
The company has included “diluted book value per share” because it takes into account the effect of dilutive securities; therefore, the company believes it is a better measure of calculating shareholder returns than book value per share.
“Annualized net income return on average shareholders’ equity” (“ROAE”) is calculated using average shareholders’ equity, excluding the average after tax unrealized gains or losses on investments. Unrealized gains (losses) on investments are primarily the result of interest rate movements and the resultant impact on fixed income securities. Such gains (losses) are not related to management actions or operational performance, nor are they likely to be realized. Therefore, the company believes that excluding these unrealized gains (losses) provides a more consistent and useful measurement of operating performance, which supplements GAAP information. In calculating ROAE, the net income (loss) available to shareholders for the period is multiplied by the number of such periods in a calendar year in order to arrive at annualized net income (loss) available to shareholders. The company presents ROAE as a measure that is commonly recognized as a standard of performance by investors, analysts, rating agencies and other users of its financial information.
“Annualized operating return on average shareholders’ equity” is calculated using operating income (as defined above and annualized in the manner described for net income (loss) available to shareholders under ROAE above), and average shareholders’ equity, excluding the average after tax unrealized gains (losses) on investments. Unrealized gains (losses) are excluded from equity for the reasons outlined in the annualized net income return on average shareholders’ equity explanation above.
Reconciliations of these financial measures to their most directly comparable GAAP measures are included in the attached tables.

About Allied World Assurance Company
Allied World Assurance Company Holdings, Ltd, through its subsidiaries, is a global provider of insurance and reinsurance solutions, offering superior client service through offices in Bermuda, the United States and Europe. Our insurance and reinsurance subsidiaries are rated A (Excellent) by A.M. Best Company and A- (Strong) by Standard & Poor’s. Our Bermuda and U.S. insurance and reinsurance subsidiaries are rated A2 (Good) by Moody’s Investors Service. For further information on Allied World, please visit our website at http://www.awac.com.
Cautionary Statement Regarding Forward-Looking Statements
Any forward-looking statements made in this press release reflect our current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in these statements. For example, our forward-looking statements could be affected by the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement which Allied World Assurance Company Holdings, Ltd will acquire Darwin Professional Underwriters, Inc. (“Darwin”); the inability to obtain Darwin’s stockholder approval or the failure to satisfy other conditions to completion of the merger; risks that the proposed transaction disrupts current plans and operations; the ability to recognize the benefits of the merger; the amount of costs, fees, expenses,and charges related to the merger; pricing and policy term trends; increased competition; the impact of acts of terrorism and acts of war; greater frequency or severity of unpredictable catastrophic events; investigations of market practices and related settlement terms; negative rating agency actions; the adequacy of our loss reserves; the company or its subsidiaries becoming subject to significant income taxes in the United States or elsewhere; changes in regulations or tax laws; changes in the availability, cost or quality of reinsurance or retrocessional coverage; adverse general economic conditions; and judicial, legislative, political and other governmental developments, as well as management’s response to these factors, and other factors identified in our filings with the U.S. Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We are under no obligation (and expressly disclaim any such obligation) to update or revise any forward-looking statement that may be made from time to time, whether as a result of new information, future developments or otherwise.

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Expressed in thousands of United States dollars, except share and per share amounts)

	Quarter Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007

Revenues:
Gross premiums written	$446,784	$530,549	$843,657	$968,955
Premiums ceded	(126,534)	(143,962)	(196,835)	(224,524)

Net premiums written	320,250	386,587	646,822	744,431
Change in unearned premiums	(51,374)	(83,468)	(104,874)	(154,746)

Net premiums earned	268,876	303,119	541,948	589,685
Net investment income	72,345	73,937	149,276	146,585
Net realized investment losses	(4,393)	(1,481)	(928)	(7,965)

Total revenue	336,828	375,575	690,296	728,305

Expenses:
Net losses and loss expenses	178,084	176,225	321,581	342,220
Acquisition costs	26,265	31,872	53,105	61,068
General and administrative expenses	46,380	34,432	89,651	67,635
Interest expense	9,513	9,482	19,023	18,856
Foreign exchange (gain) loss	(399)	532	77	564

Total expenses	259,843	252,543	483,437	490,343

Income before income taxes	76,985	123,032	206,859	237,962
Income tax (recovery) expense	(2,220)	(255)	(3,291)	754

NET INCOME	$79,205	$123,287	$210,150	$237,208

PER SHARE DATA:
Basic earnings per share	$1.62	$2.04	$4.33	$3.95
Diluted earnings per share	$1.56	$1.96	$4.12	$3.81

Weighted average common shares outstanding	48,897,931	60,397,591	48,585,015	60,028,523
Weighted average common shares and common share equivalents outstanding	50,873,712	62,874,235	51,013,633	62,277,010

Dividends declared per share	$0.18	$0.15	$0.36	$0.30

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(Expressed in thousands of United States dollars, except share and per share amounts)

	As of	As of
	June 30,	December 31,
	2008	2007

ASSETS:
Fixed maturity investments available for sale, at fair value (amortized cost: 2008: $5,685,111; 2007: $5,595,943)	$5,733,523	$5,707,143
Other invested assets available for sale, at fair value (cost: 2008: $81,241 ; 2007: $291,458)	77,444	322,144
Other invested assets, at fair value	192,661	—

Total investments	6,003,628	6,029,287
Cash and cash equivalents	439,933	202,582
Restricted cash	84,492	67,886
Securities lending collateral	190,960	147,241
Insurance balances receivable	432,468	304,499
Prepaid reinsurance	193,005	163,836
Reinsurance recoverable	778,578	682,765
Accrued investment income	54,735	55,763
Deferred acquisition costs	126,995	108,295
Goodwill and other intangible assets	19,450	3,920
Balances receivable on sale of investments	96,801	84,998
Net deferred tax assets	2,032	4,881
Other assets	45,519	43,155

Total assets	$8,468,596	$7,899,108

LIABILITIES:
Reserve for losses and loss expenses	$4,164,220	$3,919,772
Unearned premiums	945,126	811,083
Unearned ceding commissions	32,356	28,831
Reinsurance balances payable	120,888	67,175
Securities lending payable	190,960	147,241
Balances due on purchase of investments	107,054	141,462
Senior notes	498,738	498,682
Accounts payable and accrued liabilities	31,208	45,020

Total liabilities	$6,090,550	$5,659,266

SHAREHOLDERS’ EQUITY:
Common stock, par value $0.03 per share, issued and outstanding 2008: 48,977,635 shares; 2007: 48,741,927 shares	1,469	1,462
Additional paid-in capital	1,298,375	1,281,832
Retained earnings	1,039,154	820,334
Accumulated other comprehensive income: net unrealized gains on investments, net of tax	39,048	136,214

Total shareholders’ equity	2,378,046	2,239,842

Total liabilities and shareholders’ equity	$8,468,596	$7,899,108

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
UNAUDITED CONSOLIDATED SEGMENT DATA
(Expressed in thousands of United States dollars, except for ratio information)

Quarter Ended June 30, 2008	Property	Casualty	Reinsurance	Total

Gross premiums written	$131,973	$178,212	$136,599	$446,784
Net premiums written	54,289	129,335	136,626	320,250
Net premiums earned	44,164	105,604	119,108	268,876
Net losses and loss expenses	(62,593)	(41,764)	(73,727)	(178,084)
Acquisition costs	2,976	(5,229)	(24,012)	(26,265)
General and administrative expenses	(10,963)	(24,286)	(11,131)	(46,380)

Underwriting (loss) income	(26,416)	34,325	10,238	18,147
Net investment income				72,345
Net realized investment losses				(4,393)
Interest expense				(9,513)
Foreign exchange gain				399

Income before income taxes				$76,985

GAAP Ratios:
Loss and loss expense ratio	141.7%	39.5%	61.9%	66.2%
Acquisition cost ratio	(6.7%)	5.0%	20.2%	9.8%
General and administrative expense ratio	24.8%	23.0%	9.3%	17.2%

Combined ratio	159.8%	67.5%	91.4%	93.2%

Quarter Ended June 30, 2007	Property	Casualty	Reinsurance	Total

Gross premiums written	$156,463	$188,091	$185,995	$530,549
Net premiums written	58,947	141,620	186,020	386,587
Net premiums earned	48,318	123,715	131,086	303,119
Net losses and loss expenses	(34,149)	(60,908)	(81,168)	(176,225)
Acquisition costs	(105)	(5,033)	(26,734)	(31,872)
General and administrative expenses	(8,163)	(16,711)	(9,558)	(34,432)

Underwriting income	5,901	41,063	13,626	60,590
Net investment income				73,937
Net realized investment losses				(1,481)
Interest expense				(9,482)
Foreign exchange loss				(532)

Income before income taxes				$123,032

GAAP Ratios:
Loss and loss expense ratio	70.7%	49.2%	61.9%	58.1%
Acquisition cost ratio	0.2%	4.1%	20.4%	10.5%
General and administrative expense ratio	16.9%	13.5%	7.3%	11.4%

Combined ratio	87.8%	66.8%	89.6%	80.0%

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
UNAUDITED CONSOLIDATED SEGMENT DATA
(Expressed in thousands of United States dollars, except for ratio information)

Six Months Ended June 30, 2008	Property	Casualty	Reinsurance	Total

Gross premiums written	$218,033	$299,274	$326,350	$843,657
Net premiums written	100,886	219,970	325,966	646,822
Net premiums earned	87,745	214,718	239,485	541,948
Net losses and loss expenses	(77,340)	(114,879)	(129,362)	(321,581)
Acquisition costs	2,427	(8,499)	(47,033)	(53,105)
General and administrative expenses	(21,457)	(47,994)	(20,200)	(89,651)

Underwriting (loss) income	(8,625)	43,346	42,890	77,611
Net investment income				149,276
Net realized investment losses				(928)
Interest expense				(19,023)
Foreign exchange loss				(77)

Income before income taxes				$206,859

GAAP Ratios:
Loss and loss expense ratio	88.1%	53.5%	54.0%	59.3%
Acquisition cost ratio	(2.8%)	4.0%	19.6%	9.8%
General and administrative expense ratio	24.5%	22.4%	8.4%	16.5%

Combined ratio	109.8%	79.9%	82.0%	85.6%

Six Months Ended June 30, 2007	Property	Casualty	Reinsurance	Total

Gross premiums written	$258,328	$313,280	$397,347	$968,955
Net premiums written	105,079	242,265	397,087	744,431
Net premiums earned	92,809	248,124	248,752	589,685
Net losses and loss expenses	(41,014)	(151,275)	(149,931)	(342,220)
Acquisition costs	(437)	(11,071)	(49,560)	(61,068)
General and administrative expenses	(15,920)	(32,018)	(19,697)	(67,635)

Underwriting income	35,438	53,760	29,564	118,762
Net investment income				146,585
Net realized investment losses				(7,965)
Interest expense				(18,856)
Foreign exchange loss				(564)

Income before income taxes				$237,962

GAAP Ratios:
Loss and loss expense ratio	44.2%	61.0%	60.3%	58.0%
Acquisition cost ratio	0.4%	4.4%	19.9%	10.4%
General and administrative expense ratio	17.2%	12.9%	7.9%	11.5%

Combined ratio	61.8%	78.3%	88.1%	79.9%

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
UNAUDITED OPERATING INCOME RECONCILIATION
(Expressed in thousands of United States dollars, except share and per share amounts)

	Quarter Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007

Net income	$79,205	$123,287	$210,150	$237,208
Net realized investment losses	4,393	1,481	928	7,965
Foreign exchange (gain) loss	(399)	532	77	564

Operating income	$83,199	$125,300	$211,155	$245,737

Weighted average common shares outstanding:
Basic	48,897,931	60,397,591	48,585,015	60,028,523
Diluted	50,873,712	62,874,235	51,013,633	62,277,010

Basic per share data:
Net income	$1.62	$2.04	$4.33	$3.95
Net realized investment losses	0.09	0.02	0.02	0.13
Foreign exchange (gain) loss	(0.01)	0.01	0.00	0.01

Operating income	$1.70	$2.07	$4.35	$4.09

Diluted per share data
Net income	$1.56	$1.96	$4.12	$3.81
Net realized investment losses	0.09	0.02	0.02	0.13
Foreign exchange (gain) loss	(0.01)	0.01	0.00	0.01

Operating income	$1.64	$1.99	$4.14	$3.95

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
UNAUDITED DILUTED BOOK VALUE PER SHARE RECONCILIATION
(Expressed in thousands of United States dollars, except share and per share amounts)

	As of	As of
	June 30,	December 31,
	2008	2007
Price per share at period end	$39.62	$50.17

Total shareholders’ equity	2,378,046	2,239,842

Basic common shares outstanding	48,977,635	48,741,927

Add: unvested restricted share units	892,995	820,890

Add: Performance based equity awards	1,345,903	886,251

Add: dilutive options/warrants outstanding	6,896,842	6,723,875
Weighted average exercise price per share	$30.85	$33.62
Deduct: options bought back via treasury method	(5,371,066)	(4,506,182)

Common shares and common share equivalents outstanding	52,742,309	52,666,761

Basic book value per common share	$48.55	$45.95
Diluted book value per common share	$45.09	$42.53

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
UNAUDITED ANNUALIZED RETURN ON SHAREHOLDERS’ EQUITY RECONCILIATION
(Expressed in thousands of United States dollars, except for percentage information)

	Quarter Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007

Opening shareholders’ equity	$2,394,620	$2,355,978	$2,239,842	$2,220,084
Deduct: accumulated other comprehensive income	(135,626)	(31,481)	(136,214)	(6,464)

Adjusted opening shareholders’ equity	2,258,994	2,324,497	2,103,628	2,213,620

Closing shareholders’ equity	$2,378,046	$2,418,186	$2,378,046	$2,418,186
(Deduct)/add: accumulated other comprehensive (income)/loss	(39,048)	25,663	(39,048)	25,663

Adjusted closing shareholders’ equity	2,338,998	2,443,849	2,338,998	2,443,849

Average shareholders’ equity	$2,298,996	$2,384,173	$2,221,313	$2,328,735

Net income available to shareholders	$79,205	$123,287	$210,150	$237,208
Annualized net income available to shareholders	316,820	493,148	420,300	474,416
Annualized return on average shareholders’ equity — net income available to shareholders	13.8%	20.7%	18.9%	20.4%

Operating income available to shareholders	$83,199	$125,300	$211,155	$245,737
Annualized operating income available to shareholders	332,796	501,200	422,310	491,474
Annualized return on average shareholders’ equity — operating income available to shareholders	14.5%	21.0%	19.0%	21.1%

SOURCE Allied World Assurance Company Holdings, Ltd
Media:
Faye Cook
AVP, Marketing & Communications
+1-441-278-5406
faye.cook@awac.com
Investors:
Keith J. Lennox
Investor Relations Officer
+1-212-635-5319
keith.lennox@awac.com
Website: http://www.awac.com